Exhibit 99.1

Movella Announces Delayed 10-Q Filing

HENDERSON, Nev., Nov. 14, 2023 (GLOBE NEWSWIRE) -- Movella Holdings Inc. (NASDAQ: MVLA) (“Movella”), a leading full-stack provider of sensors, software, and analytics that enable the digitization of movement, announced today that it will not file its quarterly report on Form 10-Q for the three months ended September 30, 2023 (the “10-Q”) within the filing deadline established by the Securities and Exchange Commission (the “SEC”) and will be a late filer with respect to such report.

The delay in the filing of the Company’s 10-Q relates principally to the ongoing review by the Audit Committee of the Company’s Board of Directors, as described below, in connection with the restatements of the Company’s previously issued 2023 unaudited condensed consolidated financial statements and the notes thereto with respect to the quarterly periods ended March 31, 2023, and June 30, 2023 (the “Affected Period”).

As previously reported in the Company’s Current Report on Form 8-K filed with the SEC on November 14, 2023 (the “Form 8-K”), the Company’s management concluded that the Company’s previously issued unaudited condensed consolidated financial statements for the Affected Period should no longer be relied upon and should be restated to correct two separate items. The first item relates to the accounting treatment for a Directors and Officers liability insurance tail policy, the cost of which had been erroneously treated as a prepaid asset on the financial statements of the Company to be amortized ratably over the prospective six-year term instead of the pre-acquisition entity, Pathfinder Acquisition Corporation, expensing the policy on its financial statements immediately prior to the consummation of the business combination. The Company currently believes that item results in overstatements by approximately $0.3 million of prepaid expenses and other current assets, approximately $1.6 million of capitalized equity issuance costs and other assets, and is currently evaluating the accounting treatment for the approximately $1.9 million offset on the condensed consolidated unaudited balance sheet as of March 31, 2023, and June 30, 2023. The second item relates to the erroneous recognition of revenue from a contract with a customer in the three months ended June 30, 2023, which results in an overstatement of revenue on the condensed consolidated unaudited statements of operations by what the Company currently expects to be $0.7 million for the three months ended June 30, 2023, and a corresponding understatement of deferred revenue by what the Company currently expects to be approximately $0.7 million on the condensed consolidated unaudited balance sheet as of June 30, 2023.

The foregoing determination was made in connection with a review of the appropriate accounting treatment of such customer contract and the resulting review of the terms of such contract and whether the contract was booked in a manner consistent with the Company’s internal policies. In connection with the foregoing, the Audit Committee determined that further review and procedures relating to certain accounting and internal control matters should be undertaken. The Audit Committee’s review is ongoing and no conclusions have been reached at this time.

The Company plans to file the 10-Q as soon as reasonably practicable following the completion of the Audit Committee’s review and the restatements. The Company is unable to provide an expected filing date at this time.

The description of the restatements and accounting items in the Form 8-K and above was and is preliminary, unaudited and subject to further change in connection with the ongoing Audit Committee review and the completion of the restatements. Accordingly, there can be no assurance as to the actual effects of the restatements or that the Company will not determine to restate any financial statements for periods other than the Affected Period or with respect to any additional accounting items. Moreover, there can be no assurance as to what period the revenue previously recognized in the Affected Period will ultimately be recognized, if at all.

For more information, refer to the Form 12b-25 to be filed with the SEC on November 14, 2023, which will be available under SEC Filings on Movella’s website at www.movella.com under NT 10-Q. The filing will also be available directly at the SEC’s website at www.sec.gov.

About Movella Holdings Inc.

Movella is a leading full-stack provider of sensors, software, and analytics that enable the digitization of movement. Movella serves the entertainment, health & sports, and automation & mobility markets. Our innovations enable customers to capitalize on the value of movement by transforming data into meaningful and actionable insights. Partnering with leading global brands such as Electronic Arts, EPIC Games, 20th Century Studios, Netflix, Toyota, Siemens, and over 500 sports organizations, Movella is creating extraordinary outcomes that move humanity forward. To learn more, please visit www.movella.com.

This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Private Securities Litigation Reform Act of 1995. These statements reflect the beliefs and assumptions of the Company’s management as of the date hereof. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words, and similar expressions are intended to identify forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. The Company’s actual results could differ materially and adversely from those expressed in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, those risk factors contained in the Company’s SEC filings available at www.sec.gov, including without limitation, the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and subsequent filings. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Movella undertakes no obligation to update or revise any forward-looking statements for any reason.

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